UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report: (Date of earliest event reported) September 5, 1996
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                             U.S. ELECTRICAR, INC.
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             (Exact name of registrant as specified in its charter)



California                           0-25184                       95-3056150
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(State or other jurisdiction        (Commission                   (IRS Employer
of incorporation)                   File Number)             Identification No.)



5 Thomas Mellon Circle, San Francisco, CA                                94134
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(Address of principal executive offices)                             (Zip Code)


Registrant's telephone number, including area code:                415-656-2400
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Item 2    Acquisition or Disposition of Assets


Effective as of September 5th, 1996, the Company disposed of substantially all of the assets of its wholly-owned subsidiary, Industrial Electric Vehicles Inc. The assets sold included inventory, receivables, work-in-process, parts, furniture fixtures, machinery, tools, tooling, supplies, computers, software, sales and marketing material, and equipment related to the industrial business. The Company retained certain international rights to market the industrial product line. The sale was made to Legend Electric Vehicles, Inc., a California corporation. The principals of Legend include several former employees of the Company, including the manager of Industrial Electric Vehicles.

The fixed purchase price for the assets was One Million Eighty Thousand Dollars ($1,080,000). An additional, contingent amount not to exceed One Hundred Seventeen Thousand Dollars ($117,000), which reflects a portion of recevables collections, may also be paid. The fixed purchase price payment was made as follows:

* Buyer assumed, and was credited with, the principal amount of $1,004,504.00 outstanding under a Promissory Note ("Note") owed by the Company to the previous owners of the business, from whom the Company purchased the business three years ago. The previous owners, as holders of the Note, approved the assignment and assumption of the Note, and have released the Company from all obligations thereunder. The Note was secured by substantially  all of the  assets of the  subsidiary  included  in the sale
     transaction.   The  principal  amount   outstanding   under  the  Note  was
*    $1,004,504.00 on the date of the sale.

* Buyer agreed to assume, and was credited with, up to $88,000 of outstanding warranty obligations for a period of twelve months on claims submitted after the date of closing. The credit would not be reduced if actual warranty claims are less.


Item 7    Financial Statements and Exhibits

          (c) Exhibits

              Exhibit 10.87 Agreement For Purchase and Sale of Assets by and between Industrial Electric Vehicles, Inc., U.S. Electricar, Inc., and Legend Electric Vehicles, Inc., made effective as of September 5th 1996.